EXHIBIT 10.1

2005 Base Salaries

For Executive Officers of

Ceradyne, Inc.

Name	Title	2005 Base Salary*
Joel P. Moskowitz	Chairman of the Board, Chief Executive Officer and President	$425,000
David P. Reed	Vice President, and President of North American Operations	$235,000
Jerrold J. Pellizzon	Chief Financial Officer, Chief Administrative Officer and Corporate Secretary	$213,000
Bruce Lockhart	Vice President, and President of Thermo Materials Division	$115,000
Earl E. Conabee	Vice President, and Director of Marketing at Thermo Materials	$130,000
Jeff Waldal	Vice President, and President of Semicon Associates Division	$115,000

*	Ceradyne is an “at will” employer. The expression of base salaries in annual amounts does not imply that there is an agreement to employ any executive officer for any specific period of time.